Exhibit 10.3

Execution Version

November 22, 2022

CIIG Capital Partners II, Inc.

40 West 57th Street

29th Floor

New York, New York 10019

Re: Initial Public Offering and Merger Agreement

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (together with the exhibits and schedules thereto, as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) dated as of the date hereof, by and among CIIG Capital Partners II, Inc., a Delaware corporation (“SPAC”), Zapp Electric Vehicles Limited, a private company limited by shares registered in England and Wales with registered number 10870546, and having its registered office at 5 Technology Park, Colindeep Lane, England, London NW9 6BX (the “Company”), Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”) and Zapp Electric Vehicles, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“Merger Sub”), and hereby amends and restates in its entirety that certain letter agreement, dated as of September 14, 2021 from CIIG Management II LLC (the “Sponsor”), and each of the undersigned Persons (each such other undersigned Person, an “Insider” and collectively, the “Insiders”; provided, that, the Anchor Investors shall not be considered Insiders pursuant to the terms of this Letter Agreement) to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 10 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce SPAC, the Company, Pubco and Merger Sub to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders, hereby severally (and not jointly and severally) agrees with SPAC, and at all times prior to any valid termination of the Merger Agreement, the Company, Pubco and Merger Sub, as follows:

1. Approval of Transactions. The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent or approval of the stockholders of SPAC requested by the SPAC’s board of directors or to be undertaken as contemplated by or in connection with the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person, in writing or by proxy, all of its Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions and all other SPAC Stockholder Matters (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement, (c) in favor of any other proposals set forth in SPAC’s proxy statement to be filed by the SPAC with the U.S. Securities and Exchange Commission (the “Commission”) relating to the Transactions (including any proxy supplements thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto, as set forth in the Proxy Statement, on the dates on which such meetings are held and (e) against the following actions or proposals: (1) any Business Combination Proposal or any other proposal in opposition to approval of the Merger Agreement or in competition with the Merger Agreement; and (2) (A) any change in the present capitalization of SPAC or any amendment of SPAC’s Charter (as defined below), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in SPAC’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor or such Insider under this Letter Agreement, and (D) any other action or proposal involving SPAC that is intended or would reasonably be expected to prevent, delay or impede the timely consummation of the Transactions and (ii) not to redeem, elect to redeem or tender or submit for redemption, or knowingly cause any other Person to do any such thing on its behalf, any Shares or other equity securities of SPAC owned by it in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend SPAC’s Charter or otherwise in connection with the Transactions. Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall be bound by and comply with Sections 9.06 (Exclusivity) and 9.08(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections), which Sections apply mutatis mutandis, as if such Person were a signatory to the Merger Agreement with respect to such provisions. The Sponsor additionally agrees to fund ordinary course working capital expenses of SPAC in the period prior to the Closing (or the earlier valid termination of the Merger Agreement.) The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Transactions or any action described above is recommended by SPAC’s board of directors or any such recommendation changes while this Letter Agreement remains in force.

2. Inability to Timely Complete Business Combination.

(a) Agreement to Extend. The Sponsor and the Company shall discuss in good faith a mutually beneficial alternative arrangement to incentivize the Public Shareholders to extend the SPAC’s period of time to consummate a Business Combination. If, as of ten (10) Business Days prior the date that is 18 months from the closing of the Public Offering (as defined below), the Closing has not yet occurred, the Merger Agreement has not been duly terminated and the Sponsor and the Company shall not have otherwise mutually agreed in writing pursuant to the preceding sentence, to a mutually beneficial alternative arrangement, then the Sponsor shall duly request SPAC to, and SPAC shall (i) duly extend the SPAC’s period of time to consummate a Business Combination until the date falling 24 months from the closing of the Public Offering and (ii) comply with all requirements of the Charter (as defined below) and the trust agreement with respect to the Trust Account in connection therewith, including without limitation the requirement to deliver an extension letter and to deposit into the Trust Account $2,875,000 on or prior to the date of the deadline for such extension.

(b) Winding Up. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination by the date that is 18 months from the closing of the Public Offering, or by such later date as may be extended in accordance with SPAC’s amended and restated certificate of incorporation, as it may be amended from time to time (the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A Common Stock sold as part of the Units in SPAC’s initial public offering (the “Public Offering”) (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining stockholders and SPAC’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to SPAC’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees not to propose any amendment to the Charter that would modify the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC does not complete a Business Combination within such time set forth in the Charter or, with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless SPAC provides its Public Stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes, divided by the number of then outstanding Offering Shares.

(c) Waiver and Acknowledgement. The Sponsor and each Insider agrees and acknowledges that, with respect to the Founder Shares held by it, it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of SPAC as a result of any liquidation of SPAC. The Sponsor and each Insider hereby further waives, with respect to any shares of Class A Common Stock or other equity securities of SPAC held by it, any redemption rights, if any, it may have in connection with the consummation of a Business Combination or amendments to the Charter prior thereto, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Charter to modify (i) (A) the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC has not consummated a Business Combination within 18 months from the closing of the Public Offering or such later date as may be extended in accordance with the Charter by a deposit of proceeds of additional loans by the Sponsor into the Trust Account or (B) any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (ii) in the context of a tender offer made by the Company to purchase shares of Class A Common Stock (although the Sponsor, the Insiders and their respective Affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if SPAC fails to consummate a Business Combination within the time period set forth in the Charter). The parties, representing in the aggregate a majority of the issued and outstanding Founder Shares, hereby further irrevocably and unconditionally waive any anti-dilution rights pursuant to the SPAC Organizational Documents, including Section 4.3(b)(ii) of the SPAC certificate of incorporation, and this waiver shall be deemed to be the written consent contemplated by Section 4.3(b)(iii) of the SPAC certificate of incorporation and Sponsor shall provide notice of this action taken by written consent to SPAC and to any holders of Founder Shares who have not consented to this waiver in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Founder Shares to take the action were delivered to SPAC in accordance with Section 4.3(b)(iii) of the SPAC certificate of incorporation; provided, that, the last sentence of this paragraph 2(c) shall be of no further force or effect following any valid termination of the Merger Agreement pursuant to the terms thereof.

(d) Sponsor Indemnification of SPAC. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor or any other Insider) agrees to indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which SPAC may become subject as a result of any claim by (a) any third party (other than SPAC’s independent accountants) for services rendered or products sold to SPAC or (b) a prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement for a Business Combination agreement (a “Target”); provided, however, that such indemnification of SPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the SPAC’s independent public accountants) or a Target do not reduce the amount of funds in the Trust Account to below (x) $10.15 per Offering Share or (y) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) and except as to any claims under the SPAC’s indemnity of UBS Securities LLC and Barclays Capital Inc., as representatives of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”) named in the underwriting agreement between SPAC and the Underwriters dated as of September 14, 2021, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to SPAC if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies SPAC in writing that it shall undertake such defense. For the avoidance of doubt, none of SPAC’s officers or directors will indemnify SPAC for claims by third parties, including without limitation claims by third party vendors and Targets.

3. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Underwriters, SPAC, and, prior to any valid termination of the Merger Agreement, the Company, Pubco and Merger Sub, would be irreparably injured in the event of a breach by such Sponsor or an Insider of its obligations under this Letter Agreement (with respect to the Underwriters, only such provisions as were contained in the Prior Letter Agreement), (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

4. Transfers Restrictions.

(a) During the period commencing on the date hereof and ending on the earlier of (x) the valid termination of the Merger Agreement pursuant to the terms thereof or (y) the Closing, the Sponsor and each Insider shall not, without the prior written consent of SPAC, Transfer or (without limitation) grant any proxy over or enter into any voting agreement with respect to any Units, Shares, warrants to purchase shares of Class A Common Stock (“Warrants”) or any securities convertible into, or exercisable, or exchangeable for, shares of Class A Common Stock owned by it or commit, agree to or announce any intention to do any of the foregoing. In the event that (i) any shares of Class A Common Stock, Warrants or other equity securities of SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or Warrants, on or affecting the Shares or Warrants owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires beneficial ownership of any Shares, Warrants or other equity securities of SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote, direct the voting of or share in the voting of any Shares, Warrants or other equity securities of SPAC after the date hereof (such Shares, Warrants or other equity securities of SPAC described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 4(a) and paragraph 1 hereof to the same extent as if they constituted the Shares or Warrants owned by the Sponsor or any Insider as of the date hereof.

(b) In the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement pursuant to the terms thereof), the Sponsor and each Insider agrees that it shall not Transfer any Founder Shares (or shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of SPAC’s initial Business Combination or (B) subsequent to the completion of SPAC’s initial Business Combination, (x) if the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Standalone Founder Shares Lock-up Period”).

(c) In the event that the Closing does occur, the Sponsor, the Anchor Investors and each Insider (each a “holder” for purposes of this paragraph 4) agrees that it shall not Transfer, or knowingly cause any other Person to Transfer, on its behalf, the Pubco Shares listed on Schedule 1 that it owns or otherwise has a beneficial interest in or controls as at the time immediately following the Closing and ending:

(i) with respect to the Pubco Shares listed on Schedule 1 under the heading “First Release”, upon Pubco issuing its first quarterly earnings release that occurs at least 60 days after the Closing;

(ii) with respect to the Pubco Shares listed on Schedule 1 under the heading “Second Release”, upon Pubco issuing its second such quarterly earnings release after the Closing; and

(iii) with respect to the Pubco Shares listed on Schedule 1 under the heading “Third Release”, upon Pubco issuing its third such quarterly earnings release after the Closing;

(in each case as equitably adjusted for share splits, share dividends, reorganizations and recapitalizations) or, if earlier, the date on which Pubco completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Pubco Shares for cash, securities or other property following the Closing (such periods, the “Merger Agreement Lock-Up Periods” and, together with the Standalone Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(d) The provisions of paragraph 4(c) shall not apply to:

(i) Transfers to a partnership, limited liability company or other entity of which such holder is the legal and beneficial owner of all of the outstanding equity securities;

(ii) if such holder is a natural person, Transfers (A) by bona fide gift to any member of such holders Immediate Family, (B) to a family trust, established for the exclusive benefit of such holders or any of their Immediate Family for estate planning purposes, (C) by virtue of laws of descent and distribution upon death of such holder or (D) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(iii) Transfers of Pubco Shares acquired in open market transactions after the Closing;

(iv) the entry, at any time after the Closing, into any trading plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that such plan does not provide for, or permit, the sale of Pubco Shares during the Merger Agreement Lock-Up Periods and no public announcement or filing is voluntarily made or required regarding such plan during the Merger Agreement Lock-Up Periods;

(v) Transfers in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of holders having the right to exchange their Pubco Shares for cash, securities or other property;

(vi) in the case of an entity, a Transfer (i) to another entity that is an Affiliate of such holder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such holder or affiliates of such holder or who shares a common investment advisor with such holder or (ii) as part of a distribution to members, partners or shareholders of such holder; and

(vii) in the case of an entity, Transfers by virtue of the Laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

provided, however, that in the case of clauses (i), (ii), (vi) and (vii), prior to such Transfer, these permitted transferees shall have entered into a written agreement, in substantially the same form of this paragraph 4, agreeing to be bound by the Merger Agreement Lock-Up Periods.

(e) Notwithstanding anything to the contrary in this Section 4, upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares and Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 4(d)), are permitted (i) to SPAC’s officers or directors, any affiliates or family members of any of SPAC’s officers or directors, any affiliates of the Sponsor or the Anchor Investors, any members of the Sponsor or the Anchor Investors, or any of their affiliates, officers, directors, direct and indirect equityholders; (ii) in the case of an individual, transfers by gift to a member of the individual’s Immediate Family, to a trust, the beneficiary of which is a member of the individual’s Immediate Family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of SPAC’s liquidation prior to the completion of an initial Business Combination;

(vii) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (viii) in the case of the Anchor Investors, transfers to the Anchor Investors’ affiliates, or any investment fund or other entity controlled or managed by the Anchor Investors, or to any investment manager or investment advisor of the Anchor Investors or an affiliate of any such investment manager or investment advisor or (ix) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (viii) above; provided, however, that in the case of clauses (i) through (v) and (viii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

(f) The shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until the date the Private Placement Warrants are exercisable, so long as a registration statement covering such shares of Class A Common Stock is effective or an exemption from registration exists.

(g) Vesting Provisions. The Sponsor agrees that, as of the Closing, all of the Pubco Shares listed on Schedule 2 under the heading “Vesting Shares” shall be unvested and shall be subject to the vesting, forfeiture and dividend waiver provisions set forth in this paragraph 4(g). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Pubco Shares prior to the later of (x) the expiration of the Merger Agreement Lock-up Period and (y) the date such Pubco Shares become vested pursuant to this paragraph 4(g). For the avoidance of doubt, it is acknowledged and agreed that any Pubco Shares that are not listed on Schedule 2 as being “Vesting Shares” shall not be subject to the provisions of this paragraph 4(g). If and to the extent requested by any Company Party prior to the Closing, the Sponsor, Insiders and Pubco shall discuss and work together in good faith and exercise their respective commercially reasonable efforts to implement an escrow arrangement or other reasonable arrangement to give effect to this paragraph 4(g) and implement and safeguard the rights and interests of Pubco in such Vested Shares.

(i) Vesting of Shares.

(1) 100% of the Pubco Shares owned by Sponsor as of the Closing and listed on Schedule 2 under the heading “Vesting Shares” shall vest at such time as the closing price of Pubco Shares equals or exceeds, for any 20 trading days during a 30 consecutive trading day period, $14.00 per share, equitably adjusted for share splits, share dividends, reorganizations and recapitalizations.

(2) Pubco Shares listed on Schedule 2 under the heading “Vesting Shares” that do not vest in accordance with this paragraph 4(g)(i) on or before the date that is five years after the Closing Date will be forfeited immediately following the five-year anniversary of the Closing Date. In connection with such forfeiture, Sponsor shall promptly, at Pubco’s election, irrevocably surrender or transfer all applicable Vesting Shares for nil consideration to Pubco (or to a trust or other third party designated by Pubco) for the purposes of Pubco equity compensation arrangements.

(ii) Acceleration of Vesting upon a Sale. To the extent that, prior to the fifth anniversary of the Closing, there is a bona fide third party transaction that results in the Pubco Shares being converted into the right to receive cash or other consideration having a per share value (as adjusted for share splits, share dividends, reorganizations and recapitalizations, and in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of Pubco in good faith) equal to or in excess of $14.00, then the Pubco Shares shall vest as of immediately prior to the consummation of such transaction, or otherwise treated as so vested in connection therewith, so as to ensure that the recipients of such of the Pubco Shares listed on Schedule 2 under the heading “Vesting Shares” shall receive all proceeds thereof, in connection with such transaction.

(iii) Voting. Holders of Pubco Shares subject to the restrictions of paragraph 4(g)(i) shall be entitled to vote such Pubco Shares and receive dividends and other distributions with respect to such Pubco Shares prior to vesting; provided that dividends and other distributions with respect to Pubco Shares that are subject to vesting pursuant to paragraph 4(g)(i) shall be set aside by Pubco and shall only be paid to such holders upon the vesting of such Pubco Shares and the holders of such Pubco Shares hereby irrevocably waive their right and entitlement to receive dividends and other distributions with respect to such Pubco Shares except in accordance with this paragraph 4(g)(iii); for the avoidance of doubt, (i) such dividends and other distributions shall be paid only on the portion of the unvested Pubco Shares that vest and (ii) if any dividends or other distributions with respect to Pubco Shares that are subject to vesting pursuant to paragraph 4(g)(i) are set aside and such Pubco Shares are subsequently forfeited and surrendered, such set aside dividends or distributions shall become the property of Pubco and the holder of such Pubco Shares will be deemed to have irrevocably waived all rights and entitlement to dividends and other distributions declared and paid on such Pubco Shares from the date of issue of such Pubco Shares until the date of their forfeiture and surrender; provided, further, that (x) the amount of any dividends and other distributions with respect to the unvested Pubco Shares and set aside by Pubco pursuant to this paragraph 4(g)(iii) shall not be reported as taxable income (on IRS Form 1099 or otherwise) to the holders of Pubco Shares unless and until such dividends are paid in cash or in kind (which, for the avoidance of doubt, for purposes of this Letter Agreement, shall not include any transaction subject to paragraph 7(j) hereof), as the case may be and (ii) the parties to this Letter Agreement shall not take any position inconsistent with such reporting except to the extent otherwise required by a “determination” as defined in Section 1313 of the Code. References in this paragraph 4(g)(iii) to the Code shall include references to any similar or analogous provisions of state or local law.

(h) Each holder acknowledges and agrees that each certificate evidencing any securities subject to restrictions on Transfer pursuant to this paragraph 4 shall, during the applicable period of such restrictions, be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LETTER AGREEMENT, DATED AS OF NOVEMBER 22, 2022, BY AND AMONG CIIG CAPITAL PARTNERS II, INC., CIIG MANAGEMENT II LLC AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(i) Any action attempted to be taken in violation of this paragraph 4 shall be null and void.

5. Representations, Warranties and Confirmations.

(a) The Sponsor and each Insider represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider represents that such Insider’s biographical information furnished to SPAC (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor and each Insider’s questionnaire furnished to SPAC is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (a) involving fraud, (b) relating to any financial transaction or handling of funds of another person, or (c) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

(b) Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of SPAC, shall receive from SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of SPAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to SPAC by the Sponsor; payment to the Sponsor for office space, utilities and secretarial and administrative support for a total of $10,000 per month; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; repayment of loans made by the Sponsor (or its designees) to extend SPAC’s existence from 18 months to 24 months, if any, as described in the Charter, provided, that, if SPAC does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment and further provided that such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender, which warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period; and repayment of loans, if any, and on such terms as to be determined by SPAC from time to time, made by the Sponsor or any of the SPAC’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if SPAC does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

(c) The Sponsor and each Insider has full legal capacity, right power and organizational authority, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement) or any documents pursuant to which it is organized, to enter into and perform its obligations under this Letter Agreement.

6. Certain Definitions. As used herein, the following terms shall have the respective meanings set forth below:

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Anchor Investors” shall mean each of BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund;

“Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving SPAC and one or more businesses;

“Class A Common Stock” shall mean the Class A common stock of SPAC, par value $0.0001 per share;

“Founder Shares” shall mean the 7,187,500 shares of SPAC’s Class B common stock, par value $0.0001 per share, held by the Sponsor;

“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

“Governmental Order” shall mean any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

“Immediate Family” shall mean, as to a natural person, such individual’s spouse, former spouse, domestic partner, child (including by adoption), father, mother, brother or sister, and lineal descendant (including by adoption) of any of the foregoing persons;

“Law” shall mean any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority;

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind;

“Private Placement Warrants” shall mean the warrants to purchase up to an aggregate 12,062,500 shares of Class A Common Stock held by the Sponsor and the Anchor Investors;

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind;

“Pubco Shares” shall mean the ordinary shares, with $0.0001 par value per share, of Pubco.

“Public Stockholders” shall mean the holders of securities issued in the Public Offering;

“Shares” shall mean, collectively, the Class A Common Stock and the Founder Shares;

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b);

“Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants (and, if applicable, any extension loans, as described in the Charter) shall be deposited; and

“Units” shall have the meaning given in the Prior Letter Agreement.

7. Other Agreements.

(a) This Letter Agreement and the other agreements referred to herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, the Company, Pubco and Merger Sub, it being acknowledged and agreed that the Company’s, Pubco’s and Merger Sub’s execution of an instrument will not be required after any valid termination of the Merger Agreement prior to the Closing thereunder.

(b) Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties, the Company, Pubco and Merger Sub (except that, following any valid termination of the Merger Agreement, no consent from the Company, Pubco and Merger shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on SPAC, the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

(c) Nothing in this Letter Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto, the Company, Pubco and Merger Sub any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to any valid termination of the Merger Agreement, the Company, Pubco and Merger Sub) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of the SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Merger Agreement, the Company, Pubco and Merger Sub is each an express third party beneficiary of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto. The Sponsor and each Insider understands and acknowledges that the Company, Pubco and Merger Sub are entering into the Merger Agreement in reliance upon such Sponsor’s and Insiders’ execution, delivery and performance of this Letter Agreement.

(d) This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(e) This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(f) This Letter Agreement and all claims or causes of action based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph 7(f). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided, that any such notice, consent or request to be given to the SPAC, the Company, Pubco or Merger Sub at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.

(h) This Letter Agreement shall terminate and be void and of no further force or effect on the earlier of (i) the latest of (x) the expiration of the applicable Lock-up Period and (y) the vesting in full and delivery of all, or forfeiture and cancellation of all, Vesting Shares, or (ii) the liquidation of SPAC; provided, however, that paragraph 3 hereof shall survive such liquidation for a period of six years; provided, further, that no such termination shall relieve the Sponsor, any Insider or SPAC from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

(i) Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of September 14, 2021, by and among SPAC, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”) hereby agrees to terminate the Existing Registration Rights Agreement effective as of the Closing. On or about the date hereof, the Sponsor and each Insider contemplated to become a party to the Registration Rights Agreement shall deliver to SPAC such agreement, duly executed by such Person, in the form attached to the Merger Agreement.

(j) If, and as often as, there are any changes in SPAC (or any successor or surviving entity), the shares of Class A Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the shares of Class A Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the criteria set forth in paragraph 4(g).

(k) Each of the parties hereto agrees to promptly execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto, the Company, Pubco or Merger Sub.

(l) No failure or delay by a party hereto in exercising any right, power or remedy under this Letter Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Letter Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Letter Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(m) Each agreement in effect between SPAC (on the one hand) and Sponsor, its Affiliates or any Insider (on the other hand) in effect as of immediately prior to the Closing under the Merger Agreement, (other than this Letter Agreement, any other Transaction Agreement, and any reasonable and customary agreement with respect to the indemnification SPAC’s directors and officers) shall be terminated as of such Closing and shall be of no further force or effect, without any further action by any party. With effect from such Closing, each party, on behalf of itself and its Affiliates, hereby releases in full any and all claims with respect thereto with effect on and from such Closing. Each party hereto hereby grants to each other party, Pubco and the Company the release and waiver provided in Section 12.16(b) of the Merger Agreement, mutatis mutandis, as if set forth in this Letter Agreement.

(n) Each party hereto shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other parties, Pubco or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Letter Agreement, the Merger Agreement and the other Transaction Agreements.

[Signature Page Follows]

CIIG MANAGEMENT II LLC

By:	/s/ Gavin Cuneo
Name:	Gavin Cuneo
Title:	Managing Member

BLACKROCK CREDIT ALPHA MASTER FUND L.P.

By:	BlackRock Financial Management, Inc., in its capacity as investment advisor

By:	/s/ Christopher Biasotti
Name:	Christopher Biasotti
Title:	Authorized Signatory

HC NCBR FUND

By:	BlackRock Financial Management, Inc., in its capacity as investment advisor

By:	/s/ Christopher Biasotti
Name:	Christopher Biasotti
Title:	Authorized Signatory

/s/ F. Peter Cuneo
F. Peter Cuneo

/s/ Gavin Cuneo
Gavin Cuneo

/s/ Michael Minnick
Michael Minnick

/s/ David Flowers
David Flowers

/s/ Kenneth West
Kenneth West

/s/ Patricia Wilber
Patricia Wilber

/s/ Chris Rogers
Chris Rogers

and Agreed:

CIIG CAPITAL PARTNERS II, INC.

By:	/s/ Gavin Cuneo
Name:	Gavin Cuneo
Title:	Co-Chief Executive Officer

[Signature Page to Letter Agreement]

SCHEDULE 1

MERGER AGREEMENT LOCK-UP PERIODS

	LOCK-UP
Party	Lock-Up Shares	First Release	Second Release	Third Release
1. CIIG Management II LLC	5,175,000	1,725,000	1,725,000	1,725,000
2. BlackRock Credit Alpha Master Fund L.P.	414,000	138,000	138,000	138,000
3. HC NCBR Fund	161,001	53,667	53,667	53,667
TOTAL:[1]	5,750,001	1,916,667	1,916,667	1,916,667

[1]

Note: All numbers set forth in this Schedule 1 are subject to pro rata reduction in the event of redemptions by certain institutional investors of their Class A Common Stock as further described in Sponsor’s organizational documents and certain other agreements entered into by Sponsor and the Anchor Investors.

SCHEDULE 2

VESTING SHARES

PARTY	VESTING SHARES
CIIG Management II LLC	754,607